Exhibit 99.1
Commercial Metals Company Reports Solid Second Quarter Results;
Anticipates Record Third Quarter
     Irving, TX — March 20, 2007 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $65.9 million or $0.54 per diluted share on net sales of $2.0 billion for the quarter ended February 28, 2007. This compares with net earnings of $80.1 million or $0.65 per diluted share on net sales of $1.6 billion for the second quarter last year.
     This year’s second quarter included after-tax LIFO expense of $12.3 million or $0.10 per diluted share compared with income of $2.6 million or $0.02 per share in last year’s second quarter. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first which in periods of rising prices results in an expense that eliminates inflationary profits from net income.
     Net earnings for the six months ended February 28, 2007, were $151 million or $1.25 per diluted share on net sales of $4.0 billion. For the same period last year, net earnings were $150 million or $1.22 per diluted share on net sales of $3.3 billion. For the six months ended February 28, 2007, after-tax LIFO expense was $18.9 million or $0.16 per share compared with an expense of $11.5 million or $0.09 per share last year.
     Selling, general and administrative expenses in the second quarter included $9.9 million of costs associated with the investment in the global deployment of SAP software. For the six months ended February 28, 2007, the amount was $10.7 million. Other costs of $12.3 million, substantially all of which represents software acquisition, have been capitalized.
     Our outlook remains strong. As discussed in more detail later in this release, we anticipate a record third quarter LIFO diluted net earnings per share between $0.70 to $0.80 (estimated pre-tax LIFO expense of $25 million) compared to last year’s third quarter of $0.62 per share which is the current record third quarter.
General Conditions
     CMC President and Chief Executive Officer Murray R. McClean said, “We achieved solid results for a second quarter with a significant improvement at CMCZ, our Polish operation. The winter quarter (December to February) is typically our weakest quarter. In the U.S., we took the opportunity to undertake major maintenance and capital expenditure programs at our domestic steel mills during the quarter. As a result, our steel shipping volumes were down by 40 thousand tons. Rising steel prices late in the quarter caused larger than expected
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(CMC Second Quarter Fiscal 2007 — Page 2)
LIFO charges in our Domestic Mills and Domestic Fabrication segments. With its faster inventory turns, our Recycling segment benefited more rapidly from higher scrap prices. Marketing and Distribution continued to take advantage of overall favorable global metal markets.”
Domestic Mills
     McClean added, “Our domestic mills achieved the second-best second quarter in their history, bettered only by last year’s record. Adjusted operating profit of $61.7 million was 13% behind last year. Within the segment, quarterly adjusted operating profit for our domestic steel minimills was $59.4 million, down 8% from the prior year. Metal margins increased by $33 to $326 per ton, as average selling prices (total sales) rose $41 per ton in conjunction with an increase in the average cost of scrap used of $8 per ton. Shipments of 563 thousand tons fell 40 thousand tons compared to last year’s second quarter. The largest decline occurred at CMC Steel Texas due to scheduled maintenance for the melt shop (down 19 days for furnace shell replacement) and the rolling mill (down 13 days for annual maintenance, including relining of the reheat furnace). Repair and maintenance expense rose $4.2 million from last year. LIFO expense pre-tax for the steel mills was $14 million; the prior year number was an expense of only $686 thousand. The increase was driven by 12% cost increases coupled with modest inventory quantity increases. Tonnage melted fell 46 thousand tons to 531 thousand tons, and tons rolled fell 17 thousand tons to 515 thousand tons due to the scheduled maintenance. Utility costs decreased by $5.7 million, split evenly between electricity and natural gas with declines in both pricing and usage.
     “Pounds shipped at our copper tube mill declined 27% to 11.5 million pounds compared to last year’s second quarter, attributable to the weaker housing market in the U.S. and destocking at distributors. Operating profit fell 64%. Copper tube production decreased 38% to 10.4 million pounds. There was pre-tax LIFO income of $5.4 million compared to a pre-tax LIFO expense of $1.7 million in the prior year as copper prices fell throughout the quarter with only a partial recovery near quarter end.”
CMCZ (Poland)
     McClean continued, “Our Polish steel operation continued to achieve record profitability as its adjusted operating profit of $25.8 million was level with the first quarter, a stellar accomplishment in its traditionally weakest period. It was an all-time record second quarter and stood in stark contrast to last year’s breakeven results. Strong Polish GDP growth, growing infrastructure work, and an improving German economy all contributed to the excellent performance. Our mega shredder continues to sustain higher melt shop yields and lower melt shop costs. Both fab shops, including our newest acquisition in eastern Germany, were profitable. Average selling prices rose 20% to 1,486 PLN ($507) per short ton while the cost of scrap utilized increased 19% to 826 PLN ($282) per short ton resulting in a 21% increase in metal margin to 660 PLN ($225). The increase in metal spreads was combined with a 29% increase in short tons shipped, and the percentage of tons shipped domestically rose to 57%. For the quarter, melted tons
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(CMC Second Quarter Fiscal 2007 — Page 3)
equaled 378 thousand, rolled tons equaled 292 thousand, and shipments totaled 369 thousand, all significantly above the prior year numbers of 285 thousand melted, 261 thousand rolled, and 285 thousand shipped.
     “After the quarter end, we completed the purchase of the State Treasury’s shares for $59.5 million raising our ownership to 99%.”
Domestic Fabrication
     McClean said, “Rising steel prices had dual negative effects on our Domestic Fabrication segment. Margins are temporarily squeezed until jobs currently bid at higher prices reach production, and rising prices inevitably bring LIFO expense. Adjusted operating profit for the quarter was $13.9 million, a 64% decline from the prior year’s quarter. Pre-tax LIFO expense for the quarter was $6.3 million compared to last year’s income of $9.7 million, a swing of $16 million. Average pricing was up across all product areas while shipments were about even with the prior year. Operating profits were lower in all areas.”
Recycling
     According to McClean, “In a quarter marked by particularly volatile metal pricing, our rapid inventory turnover strategy resulted in an all-time record second quarter for the segment. Operating profit of $20.9 million increased 12% over last year’s quarter and just surpassed the previous record second quarter of fiscal 2005. Profitability was balanced between ferrous and nonferrous product lines. Ferrous prices were on an upward tear at the end of the quarter and rose 8% on average for the quarter compared to last year. Average nonferrous pricing rose 28% over the previous year as copper prices, though falling during the quarter, were still significantly higher than last year. Ferrous shipments rose 6% to 517 thousand tons compared to the previous year; nonferrous shipments were up 11% to 82 thousand tons. Reduced tons in inventory led to pre-tax LIFO income of $2.7 million compared to LIFO expense of $3.2 million. The total volume of scrap processed, including all our domestic processing operations, equaled 881 thousand tons against 862 thousand tons in last year’s second quarter.”
Marketing and Distribution
     “Adjusted operating profit of $15.2 million represents an 18% increase over the same period last year and stands as the second-best second quarter in history for the segment,” according to McClean. “Underlining the strength of the global metal markets, the segment achieved these results in spite of absorbing a pre-tax LIFO expense of $6.7 million (higher prices) compared to an expense in the prior year of $1.8 million. International steel markets were notably strong with general increases in prices, quantities, and profits in Australia, Germany, the U.K. and our inter-Asian (mainly Chinese export) markets. Industrial materials and products continued their strong performance, though down slightly from the prior year. Our nonferrous semi import business gained over the prior year on the strength of rising profitability from stainless steel products. Operationally our domestic steel import business continued strongly, but was the operating unit that was most affected by the LIFO charges.”
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(CMC Second Quarter Fiscal 2007 — Page 4)
Financial Condition
     McClean added, “Our financial position remains strong. At quarter end, long-term debt as a percentage of total capitalization was 18%. Our working capital was $1.0 billion, and the current ratio was 2.1. Our coverage ratios were strong. Cash flows from operating activities were $88 million.”
Outlook
     McClean continued, “Our third fiscal quarter is aligned to be our strongest ever third quarter. Global infrastructure growth is creating unprecedented demand for rebar and other steel long products, in particular in the markets of North Africa, Middle East, North Europe, Central and Eastern Europe, Russia and Asia. In the U.S., the non-residential construction market should remain strong and robust. The comparatively mild winter in many northern hemisphere countries, as well as the early settlement of 2007 iron ore contract prices, set the stage for significant price increases of most steel products starting in early calendar 2007. U.S. ferrous scrap prices, in particular obsolete grades, are currently at record levels due to both international and domestic demand. As ferrous scrap flow increases, there could be a correction. Rebar prices are likely to reach record levels in many international markets. The level of rebar imports into the U.S. should remain at lower levels compared with 2006. U.S. steel prices, in general, are likely to continue to lag international prices, and this will continue to curb the level of imports.”
     In conclusion, McClean said, “We believe our U.S. steel mills will benefit from higher prices and higher shipments. Our copper tube mill should improve over the second quarter’s performance. Our Domestic Fabrication segment should increase shipments although there will be some margin squeeze due to the rapidly rising steel prices. Recycling should benefit from record ferrous scrap prices and strong nonferrous scrap prices. CMCZ (Poland) should have an exceptional quarter based on a booming construction market in Central and Eastern Europe. Our Marketing and Distribution segment should benefit from strong growth in most global markets and will have a solid third quarter. In summary, we anticipate a record third quarter.”
Conference Call
     CMC invites you to listen to a live broadcast of its second quarter 2007 conference call on Tuesday, March 20, at 11:00 a.m. ET. The call will be hosted by Stan Rabin, Chairman, Murray McClean, President and CEO, and Bill Larson, Sr. Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
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(CMC Second Quarter Fiscal 2007 — Page 5)
Forward-Looking Statements
     Paragraphs five, fifteen and sixteen (Outlook) of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, import levels, production rates, inventory levels, and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expects,” “anticipates,” “believes,” “ought,” “should,” “likely,” “appears,” “outlook,” “projects,” “forecasts,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, successful implementation of new technology, cost of construction, delays due to permitting and regulatory approvals court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.
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(CMC Second Quarter Fiscal 2007 — Page 6)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended		Six months ended
	2/28/07	2/28/06	2/28/07	2/28/06

Net Sales	$2,015,776	$1,639,487	$4,002,320	$3,285,185

Costs and Expenses:
Cost of goods sold	1,757,026	1,388,883	3,460,416	2,813,613
Selling, general and administrative expenses	141,543	118,623	276,722	225,357
Interest expense	8,852	6,952	17,080	13,876

	1,907,421	1,514,458	3,754,218	3,052,846

Earnings Before Income Taxes and Minority Interests	108,355	125,029	248,102	232,339

Income Taxes	37,786	45,504	87,555	82,945

Earnings before Minority Interests	70,569	79,525	160,547	149,394

Minority Interests	4,648	(578)	9,276	(333)

Net Earnings	$65,921	$80,103	$151,271	$149,727

Basic earnings per share	$0.56	$0.68	$1.29	$1.28
Diluted earnings per share	$0.54	$0.65	$1.25	$1.22
Cash dividends per share	$0.09	$0.03	$0.15	$0.06
Average basic shares outstanding	117,266,573	117,551,782	117,348,716	116,743,700
Average diluted shares outstanding	121,807,414	123,830,628	121,422,373	122,858,160
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Six months ended
	2/28/07	2/28/06	2/28/07	2/28/06

Net Sales
Domestic Mills	$364,869	$366,170	$722,424	$735,949
CMCZ	196,179	112,584	359,126	219,916
Domestic Fabrication	404,305	408,156	853,091	808,679
Recycling	353,548	272,013	736,609	508,412
Marketing and Distribution	887,791	642,184	1,685,601	1,326,742
Corporate and Eliminations	(190,916)	(161,620)	(354,531)	(314,513)

Total Net Sales	$2,015,776	$1,639,487	$4,002,320	$3,285,185

Adjusted Operating Profit (Loss):
Domestic Mills	$61,671	$70,767	$134,310	$135,686
CMCZ	25,826	(584)	51,620	948
Domestic Fabrication	13,883	38,494	45,379	56,691
Recycling	20,903	18,592	38,511	32,426
Marketing and Distribution	15,223	12,934	23,131	35,989
Corporate and Eliminations	(18,915)	(7,425)	(25,426)	(13,952)
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(CMC Second Quarter Fiscal 2007 — Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 28,	August 31,
	2007	2006

Assets:
Current Assets:
Cash and cash equivalents	$76,165	$180,719
Accounts receivable, net	1,006,493	1,134,823
Inventories	864,592	762,635
Other	80,408	66,615

Total Current Assets	2,027,658	2,144,792

Net Property, Plant and Equipment	627,371	588,686

Goodwill	35,815	35,749

Other Assets	171,878	129,641

	$2,862,722	$2,898,868

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$488,814	$526,408
Accounts payable — documentary letters of credit	129,522	141,713
Accrued expenses and other payables	294,851	379,764
Income taxes payable and deferred income taxes	10,286	14,258
Notes payable — CMC International	—	60,000
Current maturities of long-term debt	54,600	60,162

Total Current Liabilities	978,073	1,182,305

Deferred Income Taxes	33,295	34,550
Other Long-Term Liabilities	98,727	78,789
Long-Term Debt	309,170	322,086

Minority Interests	72,195	61,034

Stockholders’ Equity	1,371,262	1,220,104

	$2,862,722	$2,898,868

	Three months ended		Six months Ended
(Short Tons in Thousands)	2/28/07	2/28/06	2/28/07	2/28/06

Domestic Steel Mill Rebar Shipments	252	273	470	543
Domestic Steel Mill Structural and Other Shipments	311	330	619	684
CMCZ Shipments	369	285	681	542

Total Mill Tons Shipped	932	888	1,770	1,769

Average FOB Mill Domestic Selling Price (Total Sales)	$541	$500	$549	$495
Average Domestic Mill Ferrous Scrap Purchase Price	$200	$184	$192	$184
Average FOB Mill CMCZ Selling Price (Total Sales)	$507	$381	$502	$389
Average CMCZ Ferrous Scrap Purchase Price	$253	$179	$244	$176

Fab Plant Rebar Shipments	247	232	531	469
Fab Plant Structural, Joist, and Post Shipments	119	131	239	257

Total Fabrication Tons Shipped	366	363	770	726

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$935	$871	$915	$857

Domestic Scrap Metal Tons Processed and Shipped	881	862	1,818	1,701
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(CMC Second Quarter Fiscal 2007 — Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended
	2/28/07	2/28/06

Cash Flows From (Used by) Operating Activities:
Net earnings	$151,271	$149,727
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	49,021	39,678
Minority interests	9,276	(333)
Provision for losses on receivables	41	1,841
Share-based compensation	5,358	4,424
Net gain on sale of assets and other	(28)	(1,098)
Asset impairment	1,390	—

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	42,145	(75,138)
Accounts receivable sold	95,255	—
Inventories	(92,453)	(57,967)
Other assets	(57,958)	(23,577)
Accounts payable, accrued expenses, other payables and income taxes	(133,079)	(24,909)
Deferred income taxes	(2,136)	(635)
Other long-term liabilities	19,673	13,062

Net Cash Flows From Operating Activities	87,776	25,075

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(75,100)	(59,460)
Purchase of interest in CMC Zawiercie and subsidiaries	(61)	—
Sales of property, plant and equipment	467	3,672
Acquisitions of fabrication businesses	(10,633)	(5,140)

Net Cash Used By Investing Activities	(85,327)	(60,928)

Cash Flows From (Used by) Financing Activities:
Decrease in documentary letters of credit	(12,191)	(40,877)
Payments on trade financing arrangements	—	(1,667)
Short-term borrowings, net change	(60,000)	—
Payments on long-term debt	(18,787)	—
Proceeds from issuance of long-term debt	—	6,040
Stock issued under incentive and purchase plans	14,024	21,172
Treasury stock acquired	(17,744)	—
Dividends paid	(17,748)	(7,005)
Tax benefits from stock plans	5,068	9,726

Net Cash Used By Financing Activities	(107,378)	(12,611)
Effect of Exchange Rate Changes on Cash	375	1,171

Decrease in Cash and Cash Equivalents	(104,554)	(47,293)
Cash and Cash Equivalents at Beginning of Year	180,719	119,404

Cash and Cash Equivalents at End of Period	$76,165	$72,111

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(CMC Second Quarter Fiscal 2007 — Page 9)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Six Months
	Ended	Ended
	2/28/07	2/28/07

Net earnings	$65,921	$151,271
Interest expense	8,852	17,080
Income taxes	37,786	87,555
Depreciation and amortization	23,855	49,021

EBITDA	$136,414	$304,927

EBITDA to interest coverage
for the quarter ended February 28, 2007:	for the six months ended February 28, 2007:
$136,414 / 8,852 = 15.4	$304,927 / 17,080 = 17.9
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at February 28, 2007 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,371,262
Long-term debt	309,170
Deferred income taxes	33,295

Total capitalization	$1,713,727
Other Financial Information
Long-term debt to cap ratio as of February 28, 2007:
Debt divided by capitalization
$309,170 / 1,713,727 = 18.0%
Total debt to cap plus short-term debt ratio as of February 28, 2007:
$363,770 / (1,713,727 + 54,600) = 20.6%
Current ratio as of February 28, 2007:
Current assets divided by current liabilities
$2,027,658 / 978,073 = 2.1
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2007-16